Exhibit 5.1
Simpson Thacher & Bartlett llp
425 Lexington Avenue
New York, NY 10017-3954
(212) 455-2000

Facsimile (212) 455-2502
June 3, 2011
CoStar Group, Inc.
1331 L Street, NW
Washington, DC 20005

Ladies and Gentlemen:
     We have acted as counsel to CoStar Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 2,250,000 shares of Common Stock, par value $0.01 per share (the “Shares”), in connection with the merger contemplated by the Agreement and Plan of Merger dated as of April 27, 2011, as amended by Amendment No. 1, dated May 20, 2011 (the “Merger Agreement”) among the Company, Lonestar Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and LoopNet, Inc., a Delaware corporation.
     We have examined the Registration Statement, the Merger Agreement and a form of the share certificate for the Common Stock. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material

CoStar Group, Inc.	-2-	June 3, 2011
to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares have been issued in accordance with the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Proxy Statement/Prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP